Exhibit 23.1

 CONSENT OF INDEPENDENT AUDITORS

The Board of Directors of Daseke, Inc.

We consent to the incorporation by reference in the registration statement on Forms S-3 (No. 333-216854 and 333-218306) and Form S-8 (No. 333-218386) of Daseke, Inc. of our report dated April 12, 2018 relating to the consolidated financial statements of Aveda Transportation and Energy Services Inc., which appears in this Current Report on Form 8-K/A dated August 22, 2018.

/s/ KPMG LLP

Calgary, Canada

August 22, 2018